Exhibit 99.1

Cancer Genetics Appoints New Member to Board of Directors

Keith Brownlie, a former audit partner at Ernst & Young and its former Life Science Industry Leader for the New York Metro Area, will become a member of the board and its audit committee

RUTHERFORD, NJ, July 24, 2013 /Business Wire/ — Cancer Genetics, Inc. (OTCQB: CGIX) (“CGI” or the “Company”), an emerging leader in DNA-based cancer diagnostics, today announced that its board of directors has increased the board to eight directors and appointed Keith L. Brownlie to serve on the board and its audit committee.

Mr. Brownlie worked with the accounting firm of Ernst & Young LLP, from 1974 to 2010, where he served as audit partner for numerous public companies and was the Life Science Industry Leader for the New York Metro Area, where he was involved with over 100 public and private financings and M&A transactions. He received a B.S. in Accounting from Lehigh University and is a Certified Public Accountant in the state of New Jersey.

Mr. Brownlie co-founded the New Jersey Entrepreneur of the Year Program and was Vice President and Trustee of the New Jersey Society of CPAs. In addition, he served as accounting advisor to the board of the Biotechnology Council of New Jersey. Mr. Brownlie currently serves as a member of the Board of Directors of Soligenix, Inc., a publicly-traded biopharmaceutical company, Epicet Corporation, a publicly-traded specialty pharmaceutical company and RXi Pharmaceuticals Corporation, a publicly-traded biotechnology company.

About Cancer Genetics, Inc.

Cancer Genetics, Inc. (CGI) is an emerging leader in DNA-based cancer diagnostics and services some of the most prestigious medical institutions in the world. Our tests target cancers that are difficult to diagnose and predict treatment outcomes. These cancers include hematological, urogenital and HPV-associated cancers. We also offer a comprehensive range of non-proprietary oncology-focused tests and laboratory services that provide critical genomic information to healthcare professionals as well as biopharma and biotech. Our state-of-the-art reference lab is focused entirely on maintaining clinical excellence and is both CLIA certified and CAP accredited and has licensure from several states including New York State. CGI has established strong research collaborations with major cancer centers such as Memorial Sloan-Kettering, The Cleveland Clinic, Mayo Clinic and the National Cancer Institute. For further information, please see www.cancergenetics.com.

Contact:

Investor Relations

RedChip Companies, Inc.

Jon Cunningham, 800-733-2447, ext. 107

jon@redchip.com

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